SUREWEST REPORTS SECOND QUARTER 2009 RESULTS

Free cash flow, EBITDA and revenue growth driven by
advanced broadband network and cost-saving initiatives

•	47% increase in Broadband EBITDA and 14% increase in Broadband revenue year-over-year

•	Free cash flow increased by $13.5 million to positive $4 million year-over-year

•	Repurchased 107,600 shares during the quarter at an average of $8.57

•	Debt net of cash and cash equivalents reduced by $12 million from year-end 2008, and cash and cash equivalents increased to $10 million

•	Operating expenses decreased 2% sequentially

•	Net income of $959 thousand compared to $20.9 million year-over-year due to second quarter 2008 gain of $19 million from sale of wireless assets

ROSEVILLE, CA – August 6, 2009 – Leading independent communications holding company SureWest Communications (NASDAQ: SURW) today announced operating results for the second quarter ended June 30, 2009.

Steve Oldham, SureWest’s president and chief executive officer, said, “We are pleased to report solid revenue and EBITDA results. Strong free cash flow allowed us to pay down debt and increase cash reserves, enhancing our financial flexibility. Significant growth in average revenue per customer highlights our strategy of offering superior services to high-value customers. We also experienced a considerable increase in business services revenue, particularly in the Kansas City market.

“In recent years, SureWest has committed significant new capital to expand our state-of-the-art fiber network with the long-term goal of growing our subscriber base. Having completed our 2009 network build, we maintain our ability to grow through a number of avenues; most impressive of which is the planned integration of Microsoft Mediaroom into our Sacramento IPTV product this December. We are convinced that Mediaroom will further increase our customer satisfaction, which already stands at the highest levels delivered in our markets today. Mediaroom augments our offensive strategy of growing penetration on our existing network and it provides a significant defensive tool in reducing churn. The technology also allows us to offer a superior video service as part of a triple-play to an additional 25,000 homes in our ILEC territory.

“Close attention to cost savings, delivering new and superior products over our advanced network, and focusing on outstanding customer service continue to drive EBITDA, free cash flow and revenue growth. Moving forward through the balance of the year, we remain mindful of the challenges presented by the current economic environment, particularly in California, as we grow the business.”

The following table highlights financial results for continuing operations on a consolidated basis (dollars are in thousands):

	Y-O-Y Comparison				Q-O-Q Comparison
Consolidated	Q2 '09	Q2 '08	Change	%	Q1 '09	Change	%
Broadband Revenue	$40,259	$35,301	$4,958	14%	$39,222	$1,037	3%
Telecom Revenue	$20,671	$24,551	$(3,880)	(16)%	$21,720	$(1,049)	(5)%
Total Revenue	$60,930	$59,852	$1,078	2%	$60,942	$(12)	0%
EBITDA (adjusted)	$19,859	$19,770	$89	0%	$19,493	$366	2%
Income from continuing operations	$899	$1,729	$(830)	(48)%	$79	$820	nm
Capital Expenditures	$11,170	$25,365	$(14,195)	(56)%	$18,352	$(7,182)	(39)%
Free Cash Flow	$3,957	$(9,561)	$13,518	nm	$(3,463)	$7,420	nm
Net Debt	$226,806	$219,992	$6,814	3%	$238,509	$(11,703)	(5)%
See Non-GAAP measure notes near end of release and EBITDA and Free Cash Flow reconciliations for detailed adjustments.

Financial Results

Revenue increased 2% year-over-year to $60.9 million resulting from 14% Broadband revenue growth partially offset by Telecom revenue declines of 16%. EBITDA, which is adjusted for non-cash pension ($552 thousand) and stock compensation ($464 thousand), remained even at $19.9 million year-over-year and increased 2% sequentially as the company continues to recognize cost savings from initiatives such as reduced occupied office space and employee counts, which decreased 5% from the prior year and 3% sequentially to 897 employees.

Operating expenses, exclusive of depreciation and amortization, increased 5% year-over-year and declined 2% sequentially to $42.1 million. Cost of services increased 13% year-over-year to $25.1 million and remained even sequentially due to the yearly increase of video programming fees and the growth of commercial business revenues increasing access and long distance services. Customer operations and selling expenses decreased 3% year-over-year due to reduced marketing spend of roughly $450 thousand from the prior year and increased 1% sequentially due to an increase in marketing spend of $380 thousand from the prior quarter. General and administrative expenses declined 4% year-over-year due to reduced consulting and advisory fees related to strategic initiatives and declined 10% sequentially due to reduced labor expenses, including pension and stock compensation.

Income from continuing operations decreased 48% year-over-year and increased by $820 thousand sequentially to $899 thousand as explained above in revenue and operating expense results. Net income decreased to $959 thousand from $20.9 million in the second quarter of 2008 due to a gain from the sale of SureWest’s Wireless assets in May 2008, and declined $1.6 million sequentially due to the gain on the sale of the Wireless Tower assets in February 2009.

Free cash flow, defined as income from continuing operations plus depreciation and amortization less capital expenditures, increased to positive $4 million – a $13.5 million increase year-over-year and $7.5 million increase sequentially. The increase is due to lower capital expenditures as the company has completed its 2009 network expansion plan. SureWest continues to focus on increasing free cash flow by increasing penetration on its existing inventory of homes passed and growing business revenues. Cash and cash equivalents increased to $10 million from $1.7 million last quarter. Also, during the quarter, SureWest repurchased 107,600 shares at an average price of $8.57 and paid down $3.5 million in debt resulting in $226.8 million in remaining total debt net of cash and cash equivalents (net debt) and a net debt to adjusted EBITDA ratio of 3.1x.

Consolidated capital expenditures totaled $11.1 million for the second quarter and $29.5 million year-to-date; a decrease of 56% year-over-year and 39% sequentially as a result of reduced expenditures for network expansion. For the six months ended June 30, 2009, the company passed 8,100 additional advanced fiber homes which completed the planned 2009 network build. The company recently announced it will be able to provide 25,000 existing ILEC copper homes with a full triple-play of video, voice and data over its advanced IP-based network for just over $3 million. The first 15,000 homes receiving SureWest’s extended video service will be delivered in December 2009 and the second phase of homes will become available by the second quarter of 2010. SureWest’s projected 2009 capital expenditure remains $55-60 million.

Earnings per share from continuing operations was $.06 compared to $.12 in the second quarter of 2008 and $.01 in the first quarter of 2009.

Broadband Segment Results

Broadband revenues increased 14% year-over-year and 3% sequentially, and accounted for 66% of the company’s total revenues for the second quarter of 2009, compared to 59% in the second quarter of 2008.

Broadband Residential:
Broadband Residential revenues increased 14% year-over-year to $29.8 million due to 9% average revenue per user (ARPU) growth and an 8% increase in revenue generating units (RGUs). To illustrate growth trends, Broadband RGUs, subscriber counts and ARPU are detailed both year-over-year and sequentially in the table and text below:

	Q2 '09 vs. Q2 '08 change			Q2 '09 vs. Q1 '09 change
	Sacramento Market	Kansas City Market	Total	Sacramento Market	Kansas City Market	Total
Broadband Residential RGUs	12%	5%	8%	1%	0%	0%
Data RGUs	2%	6%	4%	-1%	0%	0%
Video RGUs - Fiber & HFC	3%	5%	4%	-3%	0%	-1%
Voice RGUs	46%	2%	20%	6%	-1%	3%
Total Residential Subscribers	2%	5%	3%	-1%	-1%	-1%

ARPU for triple-play marketable homes, consisting of the company’s fiber-to-the-home (FTTH) and hybrid fiber coaxial (HFC) networks, increased 5% year-over-year to $115 from $109 and 2% sequentially from $112. This was primarily due to significant additions of Voice over Internet Protocol (VoIP) subscribers as well as a result of a first quarter video price increase.

“SureWest is well-positioned for continued revenue growth due to our focus on high-end packages of superior services that drive increased ARPU,” said Oldham. “We have demonstrated that we can perform well in a difficult sales environment, particularly influenced by California’s weak housing market. Sequential subscriber growth rates were impacted by aggressive promotions by competitors. We have reacted to the marketplace with a higher-end product promotion to maintain revenue and ARPU growth. This is showing early success in the third quarter as we work hard to increase penetration on our existing networks.”

Residential marketable homes increased by 17,100, or 6%, to 309,300 year-over-year and by 1,100 sequentially.

Broadband Business:
Broadband Business, which is 24% of the Broadband segment, increased revenues by 15% year-over-year to $9.6 million and increased 3% sequentially excluding the first quarter inclusion of $247 thousand in non-recurring revenue from the sale of business equipment. Customer counts increased 10% year-over-year and 1% sequentially to 6,800 and total Business ARPU grew 4% year-over-year and declined 2% sequentially to $475.

Commercial sales in the Kansas City service territory remained strong and ARPU in that market is expected to sustain positive growth due to the company’s successful efforts in acquiring new business clients. A new data center service was launched in the Kansas City market with expectations of additional growth among new and existing customers. The Sacramento business market grew Ethernet and data center services, while Carrier and large customer revenue growth opportunities remain prevalent in both markets.

Telecom Segment Results

Operating only in the Sacramento market, Telecom segment revenues declined 16% year-over-year and 5% sequentially to $20.7 million due to the industry-wide trend of revenue loss in Telecom Residential access lines and associated access revenues.

Telecom Residential:
Telecom Residential revenue declined 25% year-over-year and 7% sequentially to $6.4 million resulting from losses in Telecom voice RGUs of 28% year-over-year and 9% sequentially. The company continues to mitigate Telecom voice line losses through its Broadband VoIP product with a year-over-year total residential voice loss of 6,400 (5%) compared to the second quarter of 2008 year-over-year loss of 7,800 (6%). Of the 4,400 sequential Telecom Residential voice RGU losses, 2,100 migrated to the VoIP service during the second quarter.

Telecom Business:
Telecom Business revenues declined 3% year-over-year excluding the second quarter 2008 inclusion of $450 thousand of non-recurring long distance transitional services provided to Verizon upon the sale of the wireless assets in May 2008. Revenue remained relatively level sequentially at $9.1 million due to a decline in small-to-medium size customers and some downsizing by larger customers. ARPU increased 2% to $339.

Telecom Access:
Telecom Access consists of the company’s switched access revenues, interstate common line revenues and California High Cost Fund (CHCF) subsidies. Revenue decreased 18% year-over-year to $5 million due to scheduled reductions in the CHCF subsidies and a decline in switched access revenues. Excluding the first quarter 2009 inclusion of a non-recurring $224 thousand settlement from a prior year CHCF claim, sequential revenue decreased 9% due to a decline in switched access revenues.

Non-GAAP Measures

In addition to the results presented in accordance with Generally Accepted Accounting Principles (GAAP) throughout this press release; the company has presented non-GAAP financial measures such as EBITDA and free cash flow. EBITDA represents net income (loss) from continuing operations excluding amounts for income taxes, depreciation and amortization, non-cash pension and certain post-retirement benefits, non-cash stock compensation, and all other non-operating income/expenses.  Free cash flow represents net income (loss) from continuing operations plus depreciation and amortization less capital expenditures. The company believes these non-GAAP measures, viewed in addition to but not in lieu of its reported GAAP results, provide useful information to investors because they are an integral part of its internal evaluation of operating performance. In addition, they are measures that the company uses to evaluate management’s effectiveness. A reconciliation to the comparable GAAP measures is provided in the accompanying financial and operating summaries. SureWest’s non-GAAP financial measures may not be comparable to similarly titled measures presented by other companies.

Conference Call and Webcast

SureWest will host a conference call providing details about its results and business strategy at 5:00 p.m. Eastern Time on Thursday, August 6, 2009. Open to the public, a simultaneous live webcast of the call will be available from the company's investor relations Web site at www.surw.com. A telephone replay of the call will be available shortly after completion through Thursday, August 13 by dialing 888.286.8010 and entering passcode 27094391. Visit www.surw.com for updates prior to the call.

About SureWest
SureWest Communications (www.surewest.com) is one of the nation's leading integrated communications providers and is the bandwidth leader in the markets it serves. Headquartered in Northern California for more than 90 years, the company expanded into the Kansas City region in February 2008 with the acquisition of Everest Broadband, Inc. and offers bundled residential and commercial services that include IP-based digital and high-definition television, high-speed Internet, Voice over IP, and local and long distance telephone. SureWest was the nation’s first provider to launch residential HDTV over an IP network and offers one of the nation’s fastest symmetrical Internet services with speeds of up to 50 Mbps in each direction on its fiber-to-the-home network.

Safe Harbor Statement
Statements made in this news release that are not historical facts are forward-looking statements and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995.  In some cases, these forward-looking statements may be identified by the use of words such as may, will, should, expect, plan, anticipate, or project or the negative of those words or other comparable words.  We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.  Such forward-looking statements are subject to a number of risks, assumptions and uncertainties that could cause the company's actual results to differ from those projected in such forward-looking statements.

Important factors that could cause actual results to differ from those set forth in the forward-looking statements include, but are not limited to, advances in telecommunications technology, changes in the telecommunications regulatory environment, changes in the financial stability of other telecommunications providers who are customers of the company, changes in competition in markets in which the company operates, adverse circumstances affecting the economy in California, Kansas and Missouri in general, and in the greater Sacramento, California and greater Kansas City, Kansas and Missouri areas in particular, the availability of future financing, changes in the demand for services and products, new product and service development and introductions, and pending and future litigation.

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Contacts:
Ron Rogers
Corporate Communications
916-746-3123
r.rogers@surewest.com

Misty Wells
Investor Relations
916-786-1799
m.wells@surewest.com